EXHIBIT 5

[Fiddler, González & Rodríguez, PSC]

September 7, 2004

Board of Directors of
First BanCorp
1519 Ponce de Leon Avenue
San Juan, Puerto Rico

Re:      First BanCorp. Form S-8 Registration Statement

Ladies and Gentlemen:

     As counsel to First BanCorp., a Puerto Rico corporation (the “Company”), we have been asked to render this opinion for filing as Exhibit 5 to the Company’s Registration Statement on Form S-8, which is being filed with the Securities and Exchange Commission. The Registration Statement covers 3,936,904 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company, which may be sold by the Company upon the exercise of stock options granted and options available for future grant pursuant to FirstBank’s 1997 Stock Option Plan (the “Plan”).

     As counsel to the Company, we have examined the Plan and such documents, certificates, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity of all documents submitted to us copies of originals.

     This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-K under the Act as required by Item 8 of the Registration Statement.

Securities and Exchange Commission
September 7, 2004

     Upon the basis of such examination, we are of the opinion that: (1) the Plan and the Shares have been duly authorized by all requisite corporate actions on the part of the Company; and (2) when the Shares are sold in the manner and for the considerations described in the Plan, the Shares will be duly authorized and validly issued, fully-paid and nonassessable.

     We are members of the bar of the Commonwealth of Puerto Rico and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America and the laws of the Commonwealth of Puerto Rico. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” therein. This consent is not to be construed as an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

\s\ Fiddler González & Rodríguez, PSC